Exhibit (a)(1)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                         Helene Curtis Industries, Inc.
                                       at
                              $70.00 Net Per Share

                                       by
                       Conopco Acquisition Company, Inc.
                          a wholly owned subsidiary of

                                 Conopco, Inc.
                                a subsidiary of

                                 Unilever N.V.
                              -------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, MARCH 18, 1996, UNLESS THE OFFER IS EXTENDED.
                              -------------------

THE BOARD OF DIRECTORS OF HELENE CURTIS INDUSTRIES, INC. (THE "COMPANY") HAS
    UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN) AND
       DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO,
          AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE
              COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
                  OF THE COMPANY ACCEPT THE OFFER AND  TENDER
                         THEIR SHARES (AS DEFINED HEREIN).
                              -------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, TOGETHER WITH THE CLASS B SHARES (AS DEFINED HEREIN) SUBJECT TO THE STOCKHOLDER AGREEMENT (AS DEFINED HEREIN), WOULD CONSTITUTE A MAJORITY OF THE COMBINED VOTING POWER OF ALL OUTSTANDING SHARES AND CLASS B SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (ASSUMING FOR SUCH DETERMINATION THAT EACH CLASS B SHARE SUBJECT TO THE STOCKHOLDER AGREEMENT IS ONLY ENTITLED TO ONE VOTE PER CLASS B SHARE) AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

                              -------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 prior to the expiration of the Offer or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                              -------------------

                      The Dealer Manager for the Offer is:
                              MORGAN STANLEY & CO.
                                 Incorporated

February 20, 1996

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Introduction..........................................................................     1
The Tender Offer......................................................................     3
1. Terms of the Offer.................................................................     3
2. Procedure for Tendering Shares.....................................................     5
3. Withdrawal Rights..................................................................     8
4. Acceptance for Payment and Payment.................................................     8
5. Certain Federal Income Tax Consequences............................................     9
6. Price Range of the Shares; Dividends on the Shares.................................    11
7. Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act
   Registration; Margin Regulations...................................................    11
8. Certain Information Concerning the Company.........................................    12
9. Certain Information Concerning the Purchaser, Parent and Unilever..................    14
10. Source and Amount of Funds........................................................    15
11. Contacts and Transactions with the Company; Background of the Offer...............    15
12. Purpose of the Offer; The Merger Agreement; The Stockholder Agreement; Plans for
    the Company.......................................................................    17
13. Dividends and Distributions.......................................................    26
14. Certain Conditions of the Offer...................................................    27
15. Certain Legal Matters.............................................................    29
16. Fees and Expenses.................................................................    33
17. Miscellaneous.....................................................................    34
Schedule I--Directors and Executive Officers of Unilever, Parent and the Purchaser....   S-1

To the Holders of Common Stock
  of Helene Curtis Industries, Inc.:

                                  INTRODUCTION

    Conopco Acquisition Company, Inc., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Conopco, Inc., a New York corporation ("Parent"), which is indirectly owned 75% by Unilever N.V., a Dutch corporation ("Unilever"), and 25% by Unilever PLC, a company organized under the laws of England and Wales, hereby offers to purchase all outstanding shares of Common Stock, par value $.50 per share (the "Shares"), of Helene Curtis Industries, Inc., a Delaware corporation (the "Company"), at a price of $70.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer is not being made for shares of Class B Common Stock, par value $0.50 per share (the "Class B Shares"), of the Company. Holders of Class B Shares who wish to tender their Class B Shares in the Offer must convert their Class B Shares into Shares pursuant to the terms of the Company's certificate of incorporation prior to tendering such shares. See Section 15.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as Dealer Manager (the "Dealer Manager"), Morgan Guaranty Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    LAZARD FRERES & CO. LLC ("LAZARD"), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF THE DATE OF SUCH OPINION, THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE OFFER AND THE MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT AND ITS AFFILIATES) FROM A FINANCIAL POINT OF VIEW. SUCH OPINION IS SET FORTH IN FULL AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE OFFER AND THE MERGER AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE SCHEDULE 14D-9.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES THAT, TOGETHER WITH THE CLASS B SHARES SUBJECT TO THE STOCKHOLDER AGREEMENT, WOULD CONSTITUTE A MAJORITY OF THE COMBINED VOTING POWER OF ALL OUTSTANDING SHARES AND CLASS B SHARES DETERMINED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (ASSUMING FOR SUCH DETERMINATION THAT EACH CLASS B SHARE SUBJECT TO THE STOCKHOLDER AGREEMENT IS ONLY ENTITLED TO ONE VOTE PER CLASS B SHARE) (THE "MINIMUM CONDITION") AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION"). THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING (AND WHICH IT MAY NOT EXERCISE WITHOUT THE COMPANY'S CONSENT UNLESS A TAKEOVER PROPOSAL (AS DEFINED HEREIN) SHALL HAVE BEEN MADE), TO WAIVE OR REDUCE THE MINIMUM CONDITION

AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, LESS THAN THE MINIMUM NUMBER OF SHARES. SEE SECTIONS 1 AND 14.

    The Company has informed the Purchaser that, as of February 5, 1996, there were 6,857,801 Shares issued and outstanding, 1,190,258 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares ("Stock Options") and 3,044,829 Class B Shares issued and outstanding. Each Class B Share presently has 10 votes per share (while each Share has one vote per share) and, subject to certain specified conditions, must be converted into Shares in order to be transferred. Based upon the foregoing, the Purchaser believes that, assuming for purposes of this determination that each Class B Share subject to the Stockholder Agreement is only entitled to one vote per share (which would be the case if the Purchaser exercises its option under the Stockholder Agreement) and that no other Class B Shares are converted into Shares, approximately 6,764,698 votes will constitute a majority of the combined voting power of all outstanding Shares and Class B Shares on a fully diluted basis. Accordingly, based on the foregoing assumptions, the Minimum Condition will be satisfied if at least 3,990,592 Shares, or approximately 58.2% of the outstanding Shares as of February 5, 1996 (approximately 49.6% of the Shares on a fully diluted basis), are validly tendered and not withdrawn prior to the Expiration Date. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company. See
Section 15 for a description of certain provisions relating to the Class B
Shares.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 13, 1996 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent. In the Merger, each outstanding Share and Class B Share (other than Shares and Class B Shares owned by the Company, any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive from the Surviving Corporation the Offer Price in cash, without interest (the "Merger Consideration"). The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. See Section 12.

    In connection with the execution of the Merger Agreement, the Purchaser and Parent entered into a Stockholder Agreement dated as of February 13, 1996 (the "Stockholder Agreement"), with each of Ronald J. Gidwitz, HCI Partnership, an Illinois general partnership, and Gidwitz Family Partnership, an Illinois general partnership (collectively, the "Selling Stockholders"), pursuant to which such Selling Stockholders have granted to the Purchaser an irrevocable option to purchase, and upon the purchase of any Shares in the Offer the Purchaser has agreed to purchase, the Class B Shares owned of record by the Selling Stockholders at a price per Class B Share of $70.00 in cash. Pursuant to the Stockholder Agreement, the Selling Stockholders have also agreed that, among other things, until February 13, 1997, such Selling Stockholders will not transfer the Class B Shares subject to the Stockholder Agreement and will vote such Class B Shares in favor of the Merger and against certain competing transactions. An aggregate of 2,774,106 Class B Shares are subject to the Stockholder Agreement, representing 91.1% of the Class B Shares that, as of February 5, 1996, were issued and outstanding, and 72.0% of the combined voting power of, and 25.0% of the total number of, Shares and Class B Shares that, as of February 5, 1996, were issued and outstanding on a fully diluted basis.

    The Merger Agreement and the Stockholder Agreement are more fully described in Section 12.

    Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in
Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, March 18, 1996, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

    In the Merger Agreement, the Purchaser has agreed that it will not, without the consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (a) if at any scheduled Expiration Date any of the conditions to the Purchaser's obligation to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (c) for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under the terms of the Merger Agreement as described in this sentence. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    Parent and the Purchaser have agreed in the Merger Agreement that if at any scheduled Expiration Date the Minimum Condition, the HSR Condition or either of the conditions to the Offer set forth in paragraphs (e) or (f) in Section 14 has not been satisfied, but at such scheduled Expiration Date all the conditions to the Offer set forth in paragraphs (a), (b), (c), (d) and (g) in Section 14 have been satisfied, at the request of the Company, the Purchaser will extend the Offer from time to time, subject to the right of Parent, the Purchaser or the Company to terminate the Merger Agreement pursuant to the terms thereof. See
Section 12.

    In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) add to the conditions set forth in
Section 14 (the "Offer Conditions"), (d) change the form of consideration payable in the Offer or (e) amend the Offer Conditions or any other term of the Offer in any manner adverse to the holders of Shares.

    Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

    If by 12:00 midnight, New York City time, on Monday, March 18, 1996 (or any date or time then set as the Expiration Date), any or all of the Offer Conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the

Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Exchange Act, requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

    Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the HSR Condition and the other Offer Conditions. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Purchaser waives or amends the Minimum Condition (which action may not be taken without the Company's consent unless a Takeover Proposal shall have been made) during the last five business days during which the Offer is open, the Purchaser will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares and may also be required to extend the Offer if other conditions are waived, depending upon the materiality of the waiver.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

    Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

    The Depositary will establish accounts with respect to the Shares at The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after February 13, 1996. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

    Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, April 19, 1996.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    Unilever and the Company expect to file soon their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date Unilever's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Unilever or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Unilever or the Company with such request. See

Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

    If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual stockholder will generally be taxed at a maximum Federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate stockholder will be taxed at a maximum Federal marginal tax rate of 35%. In addition, under present law the ability to use capital losses to offset ordinary income is limited.

    The Revenue Reconciliation Bill of 1995 (the "Bill"), which was vetoed by President Clinton, would have generally reduced the maximum Federal marginal income tax rate on long-term capital gains (for sales after December 31, 1994) to 19.8% for individual stockholders and to 28% for corporate stockholders. In addition, the Bill would have further restricted the ability to use capital losses to offset ordinary income. As budget negotiations between Congress and the President are ongoing, it cannot be predicted whether any reduction in the tax rate for capital gains (or any additional restrictions on the ability to use capital losses against ordinary income) will be enacted or, if enacted, when any such reduction (or restrictions) will be effective. Stockholders are urged to consult with their tax advisors regarding the applicable rate of taxation and their ability to use capital losses against ordinary income.

    A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are traded on the NYSE under the symbol HC. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported by the NYSE and the Dow Jones News Retrieval Service.

                         HELENE CURTIS INDUSTRIES, INC.
                                                                 SALES PRICES
                                                              -----------------
                                                            HIGH          LOW
                                                           ------        ------
FISCAL YEAR ENDING IN FEBRUARY
---------------------------------------------------
1994
  First Quarter....................................   $43  3/4           $32 1/4
  Second Quarter...................................    34  1/8            25 3/4
  Third Quarter....................................    27  3/4            25
  Fourth Quarter...................................    29  1/8            24 7/8
1995
  First Quarter....................................    28  5/8            22 3/4
  Second Quarter...................................    34  3/8            27 3/8
  Third Quarter....................................    36  3/8            31
  Fourth Quarter...................................    34                 28 3/4
1996
  First Quarter....................................    34  1/2            28 1/2
  Second Quarter...................................    33  1/8            27 3/4
  Third Quarter....................................    32  3/8            27 1/2
  Fourth Quarter (through February 16, 1996).......    69  1/2            27 3/4


    On February 13, 1996, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE was $59.00 per Share. On February 16, 1996, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the NYSE was $69.50 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    On January 9, 1996, the Company's Board of Directors declared a regular quarterly cash dividend of $.08 per Share and $.08 per Class B Share payable on February 20, 1996, to holders of record of Shares and Class B Shares, as applicable, as of February 5, 1996. Tendering stockholders who were stockholders of record on February 5, 1996, will be able to receive and retain such regular quarterly dividend regardless of when Shares are tendered or accepted for payment pursuant to the Offer.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares were to fall below 1,200, the number of publicly held Shares (exclusive of management or other concentrated holdings) were to fall below 600,000 or the aggregate market value of publicly held Shares were to not exceed $5 million. According to the

Company, as of February 5, 1996, there were 6,857,801 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for Shares could be adversely affected.

    If the NYSE was to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933 may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Delaware corporation with its principal offices at 325 North Wells Street, Chicago, Illinois 60610. The Company develops, manufactures and markets personal care products consisting primarily of consumer brand name hair and skin care products and antiperspirants and deodorants.

    Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995 (the "Company 1995 10-K"), and the Company's Quarterly Report on Form 10-Q for the nine-month period ended November 30, 1995 (the "Company 1995 10-Q"). More comprehensive financial information is included in the Company 1995 10-K, the Company 1995 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1995 10-K, the Company 1995 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1995 10-K, the Company 1995 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                         HELENE CURTIS INDUSTRIES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (In millions, except per share data)

                                                                                      NINE MONTHS
                                                                                         ENDED
                                                         YEAR ENDED FEBRUARY 28,      NOVEMBER 30,
                                                        --------------------------    ------------
                                                         1995      1994      1993     1995    1994
                                                        ------    ------    ------    ----    ----
                                                                                      (UNAUDITED)
Consolidated Statements of Earnings:
  Net sales..........................................   $1,266    $1,187    $1,168    $890    $901
  Cost and expenses..................................    1,229     1,160     1,127     890     879
  Net earnings.......................................       19        14(2)     22       0      11
  Net earnings per share.............................     2.02      1.51(2)   2.33    0.02    1.20
Consolidated Balance Sheets:(1)
  Total current assets...............................   $  406    $  368    $  378    $372
  Total assets.......................................      647       612       600     612
  Total current liabilities..........................      254       217       226     215
  Total liabilities..................................      426       413       414     392
  Total stockholders' equity.........................      220       199       186     220

------------
(1) At period end.

(2) Before cumulative effect of accounting change.

    Certain Company Projections. During the course of discussions between Unilever and the Company, the Company provided Unilever and Parent with certain non-public business and financial information about the Company. This information included forecasts (prepared in January 1996) for the fiscal years ending February 1996, 1997, 1998 and 1999 of (i) net sales of $1.260 billion, $1.309 billion, $1.458 billion and $1.590 billion, respectively, (ii) net earnings of $11 million, $22 million, $28 million and $41 million, respectively, and (iii) net earnings per share of $1.11, $2.31, $2.98 and $4.28, respectively. These forecasts have not been updated since January 1996. The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to Unilever and Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser, Parent or Unilever or their respective financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. None of the Company, the Purchaser, Parent or Unilever or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser, Parent, Unilever or any other person who received such information considers it an accurate prediction of future events. Neither the Company nor Parent intends to update, revise or correct such projections if they become inaccurate (even in the short term).

    Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is disclosed in the Company's proxy statement dated May 25, 1995, and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser, Parent and Unilever do not have any knowledge that any such information is untrue, none of the Purchaser, Parent or Unilever takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER, PARENT AND UNILEVER

    The Purchaser, a Delaware corporation, which is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Parent. All outstanding shares of capital stock of the Purchaser are owned by Parent.

    Parent, a New York corporation, is an indirect subsidiary of Unilever with its principal office located at 390 Park Avenue, New York, NY 10022. Parent is a direct subsidiary of Unilever United States, Inc., a Delaware corporation ("UNUS"). Parent's operating divisions consist of most of Unilever's United States consumer products operations. UNUS is directly owned 75% by Unilever and 25% by Unilever PLC, with its principal office located at 390 Park Avenue, New York, NY 10022. UNUS is a holding company for all of Unilever's principal operations in the United States.

    The Unilever group, consisting of Unilever, Unilever PLC and their subsidiaries, is one of the world's largest manufacturers of branded and packaged consumer goods. Based on its 1994 turnover of approximately $45.4 billion, the Unilever group is one of the largest non-petroleum industrial enterprises in the world. At present, the greater part of Unilever's business is in branded consumer goods, primarily foods, detergents and personal products. Unilever companies employ about 300,000 people worldwide. Unilever's principal office is located at Weena 455, 3013 AL, Rotterdam, The Netherlands.

    Available Information. Unilever files Forms 20-F, Forms 6-K and other documents with the Commission. Such Forms and other information may be inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS

    The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the Shares that are outstanding on a fully diluted basis and to exercise its option under the Stockholder Agreement (assuming that all Class B Shares not subject to the Stockholder Agreement are converted into Shares) and to pay fees and expenses related to the Offer and the Merger will be approximately $765 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through intercompany loans of available cash from, and/or the proceeds of the sale of commercial paper by, Unilever, Unilever PLC and their subsidiaries.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    From time to time since 1988, representatives of Unilever expressed to representatives of the Company Unilever's interest in pursuing a variety of transactions with the Company. No negotiations resulted from these conversations.

    On September 27, 1995, Charles G. Cooper, Senior Vice President of the Company, wrote to Robert M. Phillips, Personal Products Coordinator of Unilever, suggesting that their respective companies meet to discuss possible cooperative arrangements between the companies. This contact led to a meeting on November 10, 1995, among John Rothenberg and Paul Dolan, Senior Commercial Member and Senior Sourcing and Supply Member, respectively, of Unilever's Personal Products Coordination, and Mr. Cooper, at which meeting the parties discussed possible cooperative arrangements, including an equity investment by Unilever in the Company, joint venture arrangements and marketing and development alliances. On November 21, 1995, Mr. Phillips and Ronald J. Gidwitz, the President and Chief Executive Officer of the Company, met to continue the earlier discussions and agreed that Unilever and the Company should exchange certain confidential information. On November 30, 1995, a confidentiality agreement was executed, and Unilever and the Company began to exchange information.

    On December 4, 1995, representatives of Unilever met with representatives of the Company to discuss possible transaction structures in more detail and certain financial and other operating information, including the possible synergies that might result from a joint venture or strategic alliance between the parties. This meeting was followed by a telephone call from Mr. Phillips to Mr. Gidwitz during which Mr. Phillips indicated that Unilever was interested in pursuing a transaction with the Company, including a possible acquisition of the Company.

    In light of the favorable reactions of both managements to the discussions at the previous meetings, a meeting was scheduled in Chicago on January 5, 1996. In the interim, Messrs. Phillips and Cooper had various conversations while both were vacationing in Colorado.

    At the January 5, 1996 meeting, representatives of Unilever, the Company and certain of their respective advisors discussed the terms of an acquisition of the Company by Unilever, including price and other principal terms and post-acquisition organizational philosophy and structure. The possible terms of an agreement with certain holders of Class B Shares, including Mr. Gidwitz, were also discussed.

    The discussion between Unilever and the Company centered on an acquisition of the Company for $78.00 per share. The price discussed was subject to Unilever's due diligence investigation of the Company (including a review of certain additional requested financial and operating information), the negotiation of definitive documentation, including an agreement with certain holders of Class B Shares along the lines discussed, and board approval. On the morning of January 6, Unilever advised the Company that Unilever needed both additional time and additional information before finalizing the financial terms of any transaction. Accordingly, arrangements were made to provide additional financial and operating information to Unilever's senior management beginning the week of January 8, 1996.

    During the period from January 7 to February 8, 1996, the Company furnished certain requested financial and operating information to Unilever and various conversations between Unilever's and the Company's advisors occurred. Unilever also furnished the Company with draft documentation for a proposed transaction.

    On February 1, 1996, Unilever advised the Company that it would be prepared to meet in London on February 8, 1996 or in New York on February 13, 1996, to continue discussion of a possible transaction between Unilever and the Company. Unilever also advised the Company that the $78.00 per Share price previously discussed would not be within its indicated range, after having obtained a fuller understanding of the Company's business. On February 2, 1996, Unilever and the Company confirmed a meeting date of February 9, 1996, in London.

    At the February 9, 1996 meeting, representatives of Unilever, the Company and their respective legal and financial advisors discussed a range of prices, centering on a price of $70.00 per share, employee benefit matters and certain issues raised by the draft documentation. The terms of an agreement with certain holders of the Class B Shares were again discussed. Unilever requested that the Company negotiate with Unilever on an exclusive basis, a request that was declined. Due diligence by Unilever and contract negotiations were scheduled for, and were conducted over, the following weekend.

    Due diligence by Unilever and negotiations among legal advisors to Unilever, the Company and certain holders of Class B Shares continued throughout the evening of February 12, 1996, and most of the morning and afternoon of February 13, 1996. During the afternoon of February 12, 1996, the Board of Directors of Parent approved the transactions, subject to completion of due diligence and definitive documentation. In the late afternoon of February 13, 1996, Messrs. Phillips and Rothenberg met with Mr. Gidwitz, with representatives of Unilever's and the Company's legal and financial advisors in attendance, to finalize price and contract terms. During this meeting, Mr. Phillips confirmed Unilever's offer of $70.00 per Share and Mr. Gidwitz agreed to recommend such offer to the Company's Board of Directors.

    On the evening of February 13, 1996, the Boards of Directors of the Purchaser and the Company approved the transactions, and the Stockholder Agreement and Merger Agreement were executed and delivered. The transaction was publicly announced before financial markets in Europe opened on February 14, 1996.

    Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, Parent, UNUS or Unilever or, to the best knowledge of the Purchaser, Parent or Unilever, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of the Purchaser, Parent, UNUS or Unilever or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, Parent, UNUS or Unilever or, to the best knowledge of the Purchaser, Parent or Unilever, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser, Parent, UNUS and Unilever disclaim beneficial ownership of any Shares owned by any pension plan of Unilever or any affiliate of Unilever.

    Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser, Parent, UNUS or Unilever, any of their respective subsidiaries or, to the best knowledge of the Purchaser, Parent or Unilever, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, Parent, UNUS or Unilever or, to the best knowledge of the Purchaser, Parent or Unilever, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENT; PLANS FOR THE COMPANY

    Purpose. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares and Class B Shares. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer and all Class B Shares not purchased pursuant to the Stockholder Agreement.

    The Merger Agreement. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share and Class B Share (other than Shares and Class B Shares owned by the Company, any subsidiary of the Company, Parent, the Purchaser, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

        Vote Required To Approve Merger. The Delaware General Corporation Law (the "DGCL") requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the combined voting power of the then outstanding Shares and Class B Shares (including any Shares and Class B Shares owned by the Purchaser) is generally required to approve the Merger. If the Purchaser acquires, through the Offer, the Stockholder Agreement or otherwise, a majority of the combined voting power of the outstanding Shares and Class B Shares (which would be the case if the Minimum Condition were satisfied, the Purchaser were to accept for payment Shares tendered pursuant to the Offer and the Purchaser were to purchase the Class B Shares subject to the Stockholder Agreement), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

        Under the DGCL, if a corporation owns 90% or more of each outstanding class of capital stock of another corporation, it can effect a "short-form" merger with such corporation without prior notice to, or any other action by, any other stockholder of such corporation. Pursuant to the Company's certificate of incorporation, at any time when the number of issued and outstanding Class B Shares falls below 10% of the aggregate number of issued and outstanding Shares, Class B Shares and shares of preferred stock of the Company, then, the outstanding Class B Shares shall immediately and automatically be converted into Shares. As a result, assuming no Stock Options are exercised following February 5, 1996, if the Purchaser were to acquire ownership of 6,138,261 Shares pursuant to the Offer, and the Purchaser were to exercise its option to purchase the 2,774,106 Class B Shares subject to the Stockholder Agreement, then, the automatic conversion provision described above would cause the conversion of all then outstanding Class B Shares into Shares. In such event, the Purchaser would own more than 90% of the only class of capital stock of the Company then outstanding and would be able to effect the Merger pursuant to the "short-form" merger provisions of the DGCL. See Section 15.

        Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction of certain conditions, including the following:
(a) if required by applicable law, the Merger Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding Shares and Class B Shares; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") preventing the consummation of the Merger shall be in effect; provided, however, that each of the Company, the Purchaser and Parent shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and (c) the Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer.

        Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the terms of the Merger Agreement by the stockholders of the Company:

        (1) by mutual written consent of Parent and the Company;

        (2) by either Parent or the Company if (a)(i) as a result of the failure of any of the Offer Conditions, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer or (ii) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to September 30, 1996, provided, however, that the right to terminate the Merger Agreement pursuant to either clause (2)(a)(i) or (2)(a)(ii) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under the Merger Agreement by such party; or (b) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or Shares or Class B Shares pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

        (3) by Parent or the Purchaser (a) prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement that (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Section 14 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company; or (b)(i) if either Parent or the Purchaser is entitled to terminate the Offer as a result of (A) the Board of Directors of the Company or any committee thereof having withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal (as defined below) or (B) the Board of Directors of the Company or any committee thereof having resolved to take any of the actions described in clause
    (3)(b)(i)(A) or (ii) if the Board of Directors of the Company or any committee thereof takes action pursuant to the Company's certificate of incorporation to terminate the supervoting rights of the Class B Shares (as described in Section 15); or

        (4) by the Company (a) in the exercise of its fiduciary duties as described below under "Takeover Proposal", provided it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of Expenses and the Termination Fee (each as defined below under "Fees and Expenses") or (b) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or the Purchaser.

        Takeover Proposals. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (1) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (2) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, and subject to compliance with the notification provisions discussed below, (i) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (ii) participate in negotiations regarding such Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement and the Stockholder Agreement.

        The Merger Agreement provides further that, except as described below, neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or
(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, such Board of Directors may (subject to the other provisions regarding Takeover Proposals described herein) (A) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger or
(B) approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal), but in each of the cases described in this clause
(B), only at a time after the second business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares and Class B Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being financed by such third party.

        In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making any such request or Takeover Proposal. The Company is further required under the terms of the Merger Agreement to keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

        The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the provisions described in the second preceding paragraph, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, the Merger Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

        Fees and Expenses. The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to Parent (a) the Expenses in an amount up to but not to exceed $5,000,000 and (b) $15,000,000 (the "Termination Fee") under the circumstances and at the times set forth as follows: (i) if Parent or the Purchaser terminates the Merger Agreement in accordance with the provision described in clause (b) of paragraph (3) under "Termination of the Merger Agreement" above and at the time of such termination there is no pending Takeover Proposal, the Company shall pay the Expenses and the Termination Fee upon demand; (ii) if Parent or the Purchaser terminates the Merger Agreement in accordance with the provision described in clause (b) of paragraph (3) under "Termination of the Merger Agreement" above and at the time of such termination a Takeover Proposal shall then be pending, the Company shall pay the Expenses upon demand; in addition, if within 18 months after such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal; (iii) if the Company terminates the Merger Agreement in accordance with the provision described in clause (a) of paragraph (4) under "Termination of the Merger Agreement" above, the Company shall pay the Expenses concurrently therewith; in addition, if within 18 months after such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal; and (iv) if, at the time of any other termination of the Merger Agreement (other than by the Company in accordance with the provision described in clause (b) of paragraph (4) under "Termination of the Merger Agreement" above), a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to February 13, 1996), the Company shall pay the Expenses, if terminated by the Company, concurrently therewith or, if terminated by Parent, upon demand; in addition, if within 18 months of such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal. For purposes of the Merger Agreement, "Expenses" means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

        Conduct of Business by the Company. The Merger Agreement provides that, except as otherwise expressly contemplated by the Merger Agreement or to the extent that Parent shall otherwise consent in writing, until such time as Parent's designees constitute a majority of the Board of Directors of the Company, (a) the Company and its subsidiaries will carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them; (b) the Company will not, and will not permit any of its subsidiaries to, (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (other than regular quarterly cash dividends not in excess of $.08 per Share or $.08 per Class B Share with usual record and payment dates and in accordance with the Company's current dividend policy), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (c) the Company will not, and will not permit any of it subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest in the Company, other than (i) the issuance of Shares upon the exercise of Stock Options outstanding on the date of the Merger Agreement in accordance with their terms and (ii) the issuance of Shares upon the conversion of Class B Shares; (d) the Company will not, and will not permit any of its subsidiaries to, amend or propose to amend its certificate of incorporation or its by-laws (or similar organizational documents); (e) the Company will not, and will not permit any of its subsidiaries to, acquire or agree to acquire (i) (by merger, consolidation, acquisition of stock or assets or by any other manner) any business, corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice and expenditures consistent with the Company's current capital budget; (f) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than sales of its products to customers and immaterial dispositions of personal property, in each case in the ordinary course of business consistent with past practice; (g) the Company will not, and will not permit any of its subsidiaries to, (i) incur or guarantee indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company (or any of its subsidiaries), guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) with respect to both of the foregoing clauses (i) and (ii), to the Company or any direct or indirect wholly owned subsidiary of the Company or (B) any advances to employees (1) in accordance with the terms of the Company's Stock Option Plans (as defined below) at a rate not less than the Company's cost of funds for short-term borrowings and payable within 12 business days following the borrowing or (2) in accordance with past practice; (h) the Company will confer with Parent on a regular basis with respect to operational matters and promptly advise Parent orally and in writing of any material adverse change with respect to the Company and will promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with the Merger Agreement and the transactions contemplated thereby;
(i) the Company will not make any tax election that would have a material adverse effect on the tax liability of the Company or any of its subsidiaries or settle or compromise any tax liability of the Company or any of its subsidiaries that would materially affect the aggregate tax liability of the Company or any of its subsidiaries; (j) neither the Company nor any of its subsidiaries will make or agree to make any new capital expenditure or expenditures other than expenditures consistent with the Company's current capital budget; (k) the Company will not, and will not permit any of its subsidiaries to (i) discharge any claims, liabilities or obligations, other than the discharge (A) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's documents filed with the Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (B) of claims, liabilities or obligations to the extent they are less than $10,000 and unrelated to the Company's stockholders or the transactions contemplated by the Merger Agreement and the Stockholder Agreement, or (ii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; (l) the Company will not, and will not permit any of its subsidiaries to, modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party, or waive, release or assign any material rights or claims; and (m) neither the Company nor any of its subsidiaries will authorize any of, or commit or agree to take any of, the foregoing actions.

        In addition to the foregoing, the Company has agreed that, except as expressly contemplated or permitted by the Merger Agreement, it will not take any action, or permit any of its subsidiaries to take any action, that would, or could reasonably be expected to, result in (a) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or
(c) any of the Offer Conditions not being satisfied.

        Board of Directors. The Merger Agreement provides that promptly upon the Purchaser having acquired a majority of the combined voting power of the Shares and Class B Shares, the Purchaser shall be entitled to designate, subject to compliance with Section 14(f) of the Exchange Act, a majority of the directors on the Company's Board of Directors, and the Company and its Board of Directors shall, at such time, cause the Purchaser's designees to be appointed to, and to constitute a majority of, the Company's Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Schedule I to the Schedule 14D-9.

        Stock Options. Pursuant to the Merger Agreement, the Board of Directors of the Company may adopt such resolutions or take such other actions as are required to provide that (a) each stock option to purchase Shares heretofore granted under any stock option plan, stock appreciation right plan or stock purchase plan of the Company (collectively, the "Stock Option Plans") outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall become fully exercisable immediately following the acceptance for payment of Shares pursuant to the Offer (the "Acceleration Time"); (b) each stock appreciation right heretofore granted under any Stock Option Plan outstanding immediately prior to the Offer, whether or not then exercisable, shall become fully exercisable at the Acceleration Time; and (c) all restrictions applicable to any restricted stock award granted prior to February 13, 1996, under any Stock Option Plan outstanding immediately prior to the Offer shall lapse at the Acceleration Time.

    The Merger Agreement also provides that, at the effective time of the Merger, each award then outstanding under any Stock Option Plan, other than an award held by an officer (as such term is defined in Rule 16a-1(f) under the Exchange Act) or director of the Company, shall be canceled and the holder thereof shall have no further rights in respect thereof other than the right to receive in consideration for the cancelation thereof an amount of cash equal to the product of (a) the number of Shares subject to such stock option or stock appreciation right and (b) the excess of the price paid in the Offer over the per share exercise price, in the case of any such stock option, or the excess of the price paid in the Offer over the per share base price, in the case of any such stock appreciation right, in each such case minus all applicable taxes required to be withheld by the Company; provided, however, that no such cash payment shall be made with respect to any stock appreciation right that is related to a stock option in respect of which such a cash payment shall be made. Pursuant to the Merger Agreement, such payment to each such holder shall be made as soon as practicable following the effective time of the Merger upon the delivery by such holder of a signed statement in a form satisfactory to Parent acknowledging that such holder waives any claims against Parent, the Purchaser or the Company for any other consideration in respect of such stock option or stock appreciation right.

        Benefits. The Merger Agreement provides that, during the period from the effective time of the Merger until the first anniversary thereof, Parent will
(a) maintain or cause to be maintained the Company's employee benefit plans that are in effect as of the effective time of the Merger, other than any benefit plan providing benefits based on equity securities or any equivalent thereof or any incentive-based compensation, bonus or other similar arrangement, and (b) provide each person employed by the Surviving Corporation and its subsidiaries compensation (including salary, bonus and incentive compensation) that is in the aggregate substantially comparable to that enjoyed by such employee at the effective time of the Merger, other than as referred to in clause (a) above (taking into account salary, bonus and equity-based and incentive-based benefits). The Merger Agreement further provides that from and after the first anniversary of the effective time of the Merger, Parent will continue the employment arrangements described in the preceding sentence or will offer to each person then employed by the Surviving Corporation and its subsidiaries, compensation and benefits substantially comparable to those then enjoyed by other similarly situated employees of Parent and its affiliates. For purposes of eligibility to participate in and vesting in benefits provided under employee benefit plans maintained by Parent and its affiliates (but not for purposes of determining benefits (or accruals thereof) under such plans), the Merger Agreement provides that all persons previously employed by the Company and then employed by Parent or its affiliates shall be credited with their years of service with the Company and its subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under the Company's benefit plans.

    Pursuant to the Merger Agreement, the Company has agreed that it will take any action necessary to terminate the Helene Curtis Industries, Inc. Employee Stock Ownership Plan and Trust (the "ESOP") as of the effective time of the Merger and will cause the ESOP to make lump sum distributions to ESOP participants within a reasonable period of time following the effective time of the Merger pursuant to the terms of the ESOP and applicable law.

        Indemnification and Insurance. In the Merger Agreement, Parent and the Purchaser have agreed that all rights to indemnification for acts or omissions occurring prior to the effective time of the Merger that are in existence as of the date of the Merger Agreement in favor of the current or former directors, officers, employees and agents (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms. The Merger Agreement provides that, from and after the effective time of the Merger, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless any and all Indemnified Parties to the full extent such persons may be indemnified by the Company or such subsidiaries, as the case may be, pursuant to their respective certificates of incorporation or by-laws or pursuant to indemnification agreements as in effect on the date of the Merger Agreement for acts or omissions occurring at or prior to the effective time of the Merger, and Parent will, or will cause the Surviving Corporation to, advance litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions to the extent provided by and pursuant to the respective terms and provisions of such certificates of incorporation, by-laws, similar documents or indemnification agreements. In addition, pursuant to the Merger Agreement, Parent will, for a period of six years from the effective time of the Merger, maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy except that, to the extent that such coverage is not obtainable at a premium not in excess of $360,000, Parent will be obligated to purchase only so much coverage as may then be obtained for such amount.

        Reasonable Efforts. The Merger Agreement provides that, except as otherwise contemplated therein, each of the parties will use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger and will, and will cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by any of them or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

        Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

        Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the effective time of the Merger, the affirmative vote of a majority of the directors of the Company not designated by Parent or the Purchaser is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement, extend the time for performance of the Purchaser's and Parent's respective obligations under the Merger Agreement or take any action to amend or otherwise modify the Company's certificate of incorporation or by-laws.

    The Stockholder Agreement. Pursuant to the terms and conditions of the Stockholder Agreement, each Selling Stockholder has granted to the Purchaser an irrevocable option (collectively, the "Option") to purchase, in whole but not in part, all the Class B Shares owned of record by such Selling Stockholder at a price per Class B Share of $70.00 in cash (the "Option Purchase Price"). The Selling Stockholders collectively own of record 2,774,106 Class B Shares (the "Option Shares").

    The Option may be exercised at any time on or prior to February 13, 1997 (the "Option Expiration Date"), in the event that (i) a Specified Event (as defined below) shall have occurred on or prior to the Option Expiration Date and
(ii) the waiting period under the HSR Act with respect to the exercise of the Option shall have expired or been terminated. For purposes of the Stockholder Agreement, the term "Specified Event" means any of the following events: (i) Parent and the Purchaser shall have terminated the Merger Agreement in accordance with the provisions described in clause (b) of paragraph (3) under "Termination of the Merger Agreement" above, (ii) the Company shall have terminated the Merger Agreement in accordance with the provisions described in clause (a) of paragraph (4) under "Termination of the Merger Agreement" above,
(iii) prior to termination of the Merger Agreement (other than by the Company in accordance with the provisions described in clause (b) of paragraph (4) under "Termination of the Merger Agreement" above) a Takeover Proposal shall have been commenced or the Company shall have entered into an agreement with respect to, approved or recommended or taken any action to facilitate, a Takeover Proposal or (iv) the Purchaser shall have accepted for payment, and paid for, Shares in the Offer. Under the Stockholder Agreement, the Purchaser has agreed to exercise the Option in the event that the Purchaser accepts for payment, and pays for, any Shares pursuant to the Offer.

    Pursuant to the Stockholder Agreement, each Selling Stockholder has also agreed that, subject to certain limitations, in the event that a Specified Event shall have occurred and during the period from February 13, 1997 to and including February 13, 1998, such Selling Stockholder sells, transfers, assigns or otherwise disposes of any of the Option Shares for value in a bona fide arm's length transaction, such Selling Stockholder shall pay to Parent an amount in cash equal to one-half of the excess, if any, of (a) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by such Selling Stockholder as a result of such disposition less (b) the Option Price, multiplied by the number of such Option Shares disposed.

    In addition, Parent and the Purchaser have agreed that, subject to certain limitations, in the event that the Purchaser shall have exercised the Option and, on or prior to February 13, 1998, the Purchaser sells, transfers, assigns or otherwise disposes of any Option Shares for value in a bona fide arm's length transaction, the Purchaser shall pay to the applicable Selling Stockholder an amount in cash equal to one-half of the excess, if any, of (a) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by the Purchaser as a result of such disposition less (b) the Option Price, multiplied by the number of such Option Shares disposed.

    In the Stockholder Agreement, each Selling Stockholder has further agreed that, until the Option Expiration Date, (a) such Selling Stockholder shall vote its Class B Shares in favor of the Merger and the Merger Agreement; provided that the terms of the Merger Agreement shall not have been amended to adversely affect such Selling Stockholder; (b) such Selling Stockholder shall vote its Class B Shares against (i) any other merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; and (c) such Selling Stockholder shall not (i) other than by operation of law, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, its Class B Shares to any person other than to the Purchaser or the Purchaser's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal or (iii) convert such Class B Shares into Shares except as required to effect the exercise of the Option.

    In addition, each Selling Stockholder has agreed that, until the Merger is consummated or the Merger Agreement is terminated, such Selling Stockholder shall not, and shall not permit any investment banker, attorney or other adviser or representative of such Selling Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

    Plans for the Company. Parent and its affiliates presently intend that the Company will be headquartered in Chicago, will maintain manufacturing and product development facilities in the United States and will continue to operate under its present corporate name. In addition, Parent and its affiliates presently intend that the Company will have primary responsibility for the haircare operations of Parent and its affiliates in the United States, will have global responsibilities as an innovation center for haircare and will operate in other personal care categories.

    Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries to any unaffiliated third party, any change in the Company's capitalization or dividend policy or any other material change in the Company's business or corporate structure.

    Appraisal Rights. Holders of Shares and Class B Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares and Class B Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares and Class B Shares. Under
Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares and/or Class B Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares and/or Class B Shares could be based upon factors other than, or in addition to, the price per Share and Class B Share to be paid in the Merger or the market value of the Shares and/or Class B Shares. The value so determined could be more or less than the price per Share and Class B Share to be paid in the Merger.

    The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

    If, on or after February 13, 1996, the Company should (a) split, combine or otherwise change the Shares, Class B Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares, Class B Shares or other securities or (c) issue or sell additional Shares or Class B Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of outstanding stock options, then, subject to the provisions of
Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after February 13, 1996, the Company should declare or pay any cash dividend on the Shares and/or Class B Shares (other than regular quarterly cash dividends not in excess of $.08 per Share or $.08 per Class B Share with usual record and payment dates and in accordance with the Company's current dividend policy) or other distribution on the Shares and/or Class B Shares, or issue with respect to the Shares or Class B Shares any additional Shares or Class B Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and (ii) the HSR Condition shall have been satisfied. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

        (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement (including the voting provision thereunder), or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole;

        (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph
    (a) above;

        (c) there shall have occurred any material adverse change with respect to the Company;

        (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions (see "The Merger Agreement--Takeover Proposals" in Section 12);

        (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

        (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

        (g) there shall have occurred and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect Parent's or the Purchaser's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger; or

        (h) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of the Purchaser and Parent and may, subject to the terms of the Merger Agreement, be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. As used in paragraphs (c) and (g) of this Section 14, the phrase "material adverse change with respect to the Company" or "material adverse effect on the Company" means any change or effect (or development that, in so far as can reasonably be foreseen, is likely to result in any change or effect) or fact or condition that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole (other than certain specified changes, effects, facts and conditions previously disclosed to Parent).

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Unilever with representatives of the Company, none of the Purchaser, Parent or Unilever is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares and/or Class B Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares and/or Class B Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14.

    State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Section 203 of the DGCL. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless, among other things, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has approved the Merger Agreement, the Stockholder Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and the Stockholder Agreement. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

    Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

    Certain Provisions of the Company's Certificate of Incorporation. Article Tenth of the Company's certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding voting shares of the Company (and 80% of each class of voting shares of the Company if class voting rights are in effect) shall be required for the approval or authorization of any "Business Combination" (as defined in the Company's certificate of incorporation) with any "Related Person" (generally defined as the beneficial owner of 10% or more of the Company's outstanding voting shares). This provision shall not be applicable (i) if such "Business Combination" shall have been approved by a majority of the continuing directors of the Company or (ii) such "Business Combination" shall involve solely the Company and a 50% or greater owned subsidiary of the Company in which the Related Person has no direct or indirect interest (other than an interest arising solely due to control of the Company). The transactions contemplated by the Merger Agreement and the Stockholder Agreement would result in a "Business Combination" for purposes of the Company's certificate of incorporation. In accordance with the Company's certificate of incorporation, the Board of Directors of the Company has approved the Merger Agreement and the Stockholder Agreement, and the transactions contemplated thereby, and therefore the restrictions of Article Tenth of the Company's certificate of incorporation are inapplicable to the Offer, the Merger, the purchase of Class B Shares pursuant to the Stockholder Agreement and the related transactions.

    Article Fourth of the Company's certificate of incorporation provides that, among other things, a transfer of Class B Shares to any person (other than certain "Permitted Transferees" (as defined therein)) would result in the automatic conversion of such Class B Shares into Shares. The Purchaser is not a "Permitted Transferee" and, therefore, the purchase by the Purchaser of the Class B Shares subject to the Stockholder Agreement would result in the conversion of such Class B Shares into Shares.

    Article Fourth of the Company's certificate of incorporation also provides that, if at any time when the number of issued and outstanding Class B Shares as reflected on the stock transfer books of the Company falls below 10% of the aggregate number of issued and outstanding Shares, Class B Shares and shares of preferred stock of the Company, then, the outstanding Class B Shares shall immediately and automatically be converted into Shares. Based upon the number of Shares and Class B Shares issued and outstanding as of February 5, 1996, in the event that the Purchaser purchases the Class B Shares subject to the Stockholder Agreement (thereby converting such Class B Shares into Shares), the remaining Class B Shares would represent less than 10% of the aggregate number of issued and outstanding Shares, Class B Shares and shares of preferred stock of the Company, and such Class B Shares would automatically convert into Shares.

    In addition, Article Fourth of the Company's certificate of incorporation provides that if, during the period beginning January 1, 1996 and ending June 30, 1996, a committee of the Board of Directors of the Company consisting only of outside directors then in office should adopt a resolution, and such resolution is thereafter approved by a majority of the directors then in office not owning Class B Shares, directing that the Class B Shares be converted into Shares at the end of such period, then, the Class B Shares shall automatically convert into Shares at the end of such period. If the Board of Directors does not take such action during such period, Article Fourth provides that the term of the Class B Shares shall be renewed for an additional five-year period.

    Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Unilever of a Notification and Report Form with respect to the Offer, unless Unilever or the Company receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Unilever and the Company expect to file Notification and Report Forms with respect to the Offer soon. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent or the Company concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Unilever or the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Unilever and the Company. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The provisions of the HSR Act would similarly apply to any purchase of the Class B Shares subject to the Stockholder Agreement, except that the initial waiting period for any purchase of such Shares would expire 30 calendar days following the filing of HSR Act Notification and Report Forms with respect to such purchase by Unilever and the Company (unless earlier termination is granted). Unilever and the Company intend to make such filings in connection with the filings described in the preceding paragraph. A request for additional information or material from Unilever or the Company during the initial 30-day waiting period would extend the waiting period until 11:59 p.m., New York City time, on the 20th calendar day after the date of substantial compliance by Unilever and the Company with such request.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Unilever or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    Investment Canada Act. According to the Company 1995 10-K, the Company conducts certain operations in Canada. The Investment Canada Act (the "ICA") requires that notice of the acquisition of "control" (as defined in the ICA) by "non-Canadians" (as defined in the ICA) of any "Canadian business" (as defined in the ICA) be furnished to Investment Canada, a Canadian Governmental Entity.

    The acquisition of Shares by the Purchaser pursuant to the Offer may constitute an indirect acquisition of a "Canadian business" within the meaning of the ICA. The Purchaser intends to file any notice required under the ICA.

    Canadian Pre-Merger Notification Requirements. Certain provisions of Canada's Competition Act require pre-notification to the Director of Investigation and Research appointed under the Competition Act (the "Canadian Director") of significant corporate transactions, such as the acquisition of a large percentage of the stock of a public company that has Canadian operations, or a merger or consolidation involving such an entity. Pre-notification is generally required with respect to transactions in which the parties to the transactions and their affiliates have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of Cdn. $400 million and which involve the direct or indirect acquisition of an operating business, the value of the assets of which, or the gross revenues from sales in or from Canada generated from the assets of which, exceed Cdn. $35 million per year. For transactions subject to the notification requirements, notice must be given seven or 21 days prior to the completion of the transaction depending on the information provided to the Canadian Director. The Canadian Director may waive the waiting period. After the applicable waiting period expires or is waived, the transaction may be completed. If the Canadian Director determines that the proposed transaction prevents or lessens, or is reasonably likely to prevent or lessen, competition substantially in a definable market, the Canadian Director may apply to the Competition Tribunal, a special purpose Canadian tribunal, to, among other things, require the disposition of the Canadian assets acquired in such transaction. The Purchaser intends to file any required notice and information with respect to its proposed acquisition with the Canadian Director and, to the extent necessary, observe the applicable waiting period and/or apply to the Canadian Director for an advance ruling certificate to the effect that the Offer or the Merger would not prevent or lessen, or be likely to prevent or lessen, competition substantially.

    EEA and National Merger Regulation. According to the Company 1995 10-K, the Company conducts substantial operations in the European Economic Area (the "EEA"). EEC Regulation 4064/89 (the "Merger Regulation") and Article 57 of the European Economic Area Agreement require that concentrations with a "Community dimension" be notified in prescribed form to the Commission of the European Communities (the "European Commission") for review and approval prior to being put into effect. In such cases, the European Commission will, with certain exceptions, have exclusive jurisdiction to review the concentration as opposed to the individual countries within the EEA.

    The Offer will be deemed to have a "Community dimension" if the combined aggregate worldwide annual revenues of both Unilever and the Company exceed ECU 5 billion, if the Community-wide annual revenues of each of Unilever and the Company exceed ECU 250 million and if both Unilever and the Company do not receive more than two-thirds of their respective Community-wide revenues from one and the same country. Concentrations that are found not to be subject to the Merger Regulation may be subject to the various national merger control regimes of the countries of the EEA, resulting in the possibility that it may be necessary or desirable to obtain approvals from the various national authorities.

    Based upon information contained in the Company 1995 10-K, the Purchaser currently believes that the Offer should not be considered to have a "Community dimension," as the Community-wide revenues of the Company for 1995 appear not to exceed ECU 250 million. Therefore, the Purchaser does not currently intend to file a notification with the European Commission, but does expect to obtain approvals from various national authorities.

    In EEA countries where it may be necessary to obtain approvals, mandatory notification obligations may also apply to the Offer and the Merger. In certain other jurisdictions, although filing may not be mandatory, the Purchaser may consider it to be desirable to obtain clearance from the relevant national authority. The period within which the relevant national authority must or may reach a preliminary decision on the Offer and the Merger, and the length of time available to such national authority if it decides to commence a full investigation of the transaction, varies from jurisdiction to jurisdiction. In most cases a decision at the preliminary inquiry phase can be expected within one to two months of notification; where a full inquiry into a transaction is undertaken, the detailed investigations may take several months. The Purchaser intends to make all such notifications or filings as soon as possible. The relevant national authorities are in many cases empowered to take a range of actions designed to modify or prevent the implementation of transactions that do not fulfill the criteria for approval under the relevant national laws.

    There can be no assurance that a challenge to the Offer will not be made pursuant to the merger control regimes of one or more of various countries (or alternatively, if applicable, pursuant to the Merger Regulation) or by legal action brought by private parties or, if such a challenge is made, what the outcome would be. See Section 14.

    Other Foreign Laws. The Company and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer, including Australia, Japan, New Zealand and Sweden. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. The Purchaser is seeking further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any foreign Governmental Entity takes any action prior to the completion of the Offer that might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

16. FEES AND EXPENSES

    Morgan Stanley is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to the Purchaser, Parent and Unilever in connection with the Offer. Parent has agreed to pay Morgan Stanley reasonable and customary compensation for such services. Parent has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other advisor retained by Morgan Stanley, in connection with its engagement and to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

    In the ordinary course of its business, Morgan Stanley engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of February 16, 1996, Morgan Stanley had a long position of 2,200 Shares and a short position of 7,700 Shares held for its own accounts.

    The Purchaser and Parent have retained Morrow & Co., Inc. to act as the Information Agent and Morgan Guaranty Trust Company of New York, to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

    None of the Purchaser, Parent or Unilever will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER, PARENT OR UNILEVER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that such material will not be available at the regional offices of the Commission).

                                             CONOPCO ACQUISITION COMPANY, INC.

February 20, 1996

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                       UNILEVER, PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF UNILEVER. The following table sets forth the name, citizenship and current principal occupation or employment of the directors and executive officers of Unilever. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held by such individual during the last five years. All such occupations, offices or positions of employment were with the Purchaser or a subsidiary thereof. The business address of Messrs. Anderson, Burgmans, Kemner, Muller, Peelen, Tabaksblat, Atsma and Westerburgen is Unilever N.V., Weena 455, 3013 AL, Rotterdam, The Netherlands, and the business address of the other directors and executive officers is Unilever House, Blackfriars, London, England EC4P 4BQ. All of the persons listed below are directors unless indicated by an asterisk.

                                                  PRESENT PRINCIPAL OCCUPATION
                                                   OR EMPLOYMENT AND FIVE-YEAR
NAME AND CITIZENSHIP                                   EMPLOYMENT HISTORY
------------------------------------  -----------------------------------------------------
Morris Tabaksblat...................  Chairman of Unilever N.V. and Vice-Chairman of
The Netherlands                       Unilever PLC since May 1994; Member, Special
                                      Committee since May 1992; responsible for Central and
                                      Eastern Europe from January 1993 until May 1994;
                                      prior thereto, Chairman, Foods Executive.

Sir Michael Perry...................  Chairman of Unilever PLC and Vice-Chairman of
United Kingdom                        Unilever N.V. since May 1992; Member, Special
                                      Committee since May 1991; prior thereto, Personal
                                      Products Coordinator.

Niall FitzGerald....................  Vice Chairman of Unilever PLC since May 1994; Member,
Ireland                               Special Committee since January 1996; Detergents
                                      Coordinator from May 1991 until December 1995; prior
                                      thereto, Member, Foods Executive.

Iain Anderson.......................  Chemicals Coordinator since January 1992 and
United Kingdom                        Detergents Coordinator since January 1996; also
                                      responsible for North America Regional Management
                                      since May 1994; prior thereto, Corporate Development
                                      Director.

Roy Brown...........................  Regional Director, Africa and Middle East since May
United Kingdom                        1992 and Central and Eastern Europe since May 1994;
                                      prior thereto Chairman, Lever Brothers UK.

Antony Burgmans.....................  Member, Foods Executive since August 1994; also
The Netherlands                       responsible for Marketing Projects Group; Responsible
                                      for Ice Creams and Frozen Foods since January 1995;
                                      Personal Products Coordinator from May 1991 until
                                      August 1994; prior thereto, Chairman PT Unilever
                                      Indonesia.

Clive Butler........................  Personnel Director since January 1993; also Regional
United Kingdom                        Director for Europe; Corporate Development Director
                                      from May 1992 to December 1992; prior thereto, Foods
                                      Executive.

                                                  PRESENT PRINCIPAL OCCUPATION
                                                   OR EMPLOYMENT AND FIVE-YEAR
NAME AND CITIZENSHIP                                   EMPLOYMENT HISTORY
------------------------------------  -----------------------------------------------------
Hans Eggerstedt.....................  Financial Director since January 1993 and responsible
Germany                               for Information Technology Group; prior thereto,
                                      Commercial Director and Regional Director for
                                      Continental Europe.

Ashok Ganguly.......................  Research and Engineering Director since May 1990;
India                                 also responsible for Patent Division.

Christopher Jemmett.................  Regional Director, Latin America and Central Asia
United Kingdom                        since May 1992; prior thereto, Agribusiness
                                      Coordinator and Regional Director, Africa and Middle
                                      East.

Alexander Kemner....................  Regional Director, East Asia and Pacific since
The Netherlands                       January 1993; prior thereto, Member, Foods Executive.

Okko Muller.........................  Member of Foods Executive since May 1991; responsible
Germany                               for Oil and Dairy based Products, Bakery Products and
                                      European Foods business (except Ice Cream and Frozen
                                      Foods) since January 1995; prior to May 1991,
                                      Agribusiness Coordinator.

Jan Peelen..........................  Chairman, Foods Executive and responsible for U.S.
The Netherlands                       Foods business since January 1993; also responsible
                                      for Tea and Tea based Beverages and Culinary Products
                                      since January 1995; prior to January 1993, Regional
                                      Director, East Asia and Pacific.

Robert Phillips.....................  Personal Products Coordinator since August 1994;
United States                         Chairman and CEO, Unilever Prestige Personal Products
                                      from July 1992 until August 1994; prior thereto,
                                      President and CEO, Chesebrough-Pond's.

*Bertus Atsma.......................  Treasurer and Head of Treasury Department since June
The Netherlands                       1993; prior thereto, Controller.

*Michael Fox........................  Controller and Deputy Head of Financial Group since
United Kingdom                        June 1993; responsible for Head Office Review from
                                      June 1992 until June 1993; prior thereto,
                                      Vice-President, Finance of Unilever United States,
                                      Inc.

*Josephus Westerburgen..............  Joint Secretary since May 1988; also Head of
The Netherlands                       Corporate Taxation Department.

*Stephen Williams...................  Joint Secretary since December 1986; also General
United Kingdom                        Counsel and Head of Legal Group.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and current principal occupation or employment of the directors and executive officers of Parent. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held by such individual during the last five years. The business address of each such director and executive officer is Conopco, Inc., 390 Park Avenue, New York, NY 10022. Unless otherwise indicated, all such directors and executive officers listed below are citizens of the United States. None of the persons listed below are directors unless indicated by an asterisk.

                                                  PRESENT PRINCIPAL OCCUPATION
                                                   OR EMPLOYMENT AND FIVE-YEAR
NAME AND CITIZENSHIP                                   EMPLOYMENT HISTORY
------------------------------------  -----------------------------------------------------
Blaine R. Hess......................  President, Conopco, Inc.; President and CEO, Thomas
800 Sylvan Avenue                     J. Lipton Co., since before February 1991.
  Englewood Cliffs, NJ 07632

Charles B. Strauss..................  Executive Vice President, Conopco, Inc.; President
                                      and CEO, Lever Brothers Company, since November 1992;
                                      Chairman, Langnese-Iglo GmbH, from June 1989 to
                                      November 1992.

Jeffrey Allgrove* (United             Vice President, Conopco, Inc.; Vice President,
Kingdom)............................  Finance of Unilever United States, Inc. since June
                                      1992; prior thereto, Vice President, Finance of
                                      Unichema International.

Patrick J. Choel (France)...........  Vice President, Conopco, Inc.; President and CEO,
33 Benedict Place                     Chesebrough-Pond's USA Co., since February 1994;
  Greenwich, CT 06830                 Chairman, Elida Faberge, from January 1990 to January
                                      1994.

Mart Laius..........................  Vice President, Conopco, Inc.; Vice President,
                                      Corporate Development and Administrative Services,
                                      Unilever United States, Inc., since 1995; prior
                                      thereto, Director, Corporate Development, Unilever
                                      United States, Inc.

Paulanne Mancuso Bordonaro..........  Vice President, Conopco, Inc.; President and CEO,
725 Fifth Avenue                      Calvin Klein Cosmetics Company, since August 1994;
  New York, NY 10022                  Executive Vice President, Calvin Klein Cosmetics
                                      Company, from April 1991 to July 1994; prior thereto
                                      Senior Vice President, Calvin Klein Cosmetics
                                      Company.

Ronald M. Soiefer*..................  Vice President, Conopco, Inc.; Vice President,
                                      General Counsel and Secretary of Unilever United
                                      States, Inc. since January 1996; Deputy General
                                      Counsel of Unilever United States, Inc. from April
                                      1995 to December 1995; Associate General Counsel of
                                      Unilever United States, Inc. from June 1994 to March
                                      1995; Vice President--Law of GAF Corporation
                                      (International Specialty Products) from March 1992 to
                                      May 1994; prior thereto, Senior Vice President,
                                      General Counsel and Secretary of The Oxford Energy
                                      Company.

Eric Walsh (United Kingdom).........  Vice President, Conopco, Inc.; President, Good Humor-
909 Packerland Drive                  Breyers Ice Cream, since 1994; President, Gold
  P.O. Box 19007                      Bond-Good Humor Ice Cream, from 1992 to 1993;
  Green Bay, WI 54307                 President, Gold Bond Ice Cream, since 1991.

Arnold I. Friede....................  Vice President and Assistant Secretary, Conopco,
2200 Cabot Drive                      Inc.; Vice President and General Counsel, Van den
  Lisle, IL 60532                     Bergh Foods Company, since 1993; prior thereto,
                                      General Counsel, Ragu Foods Company.

                                                  PRESENT PRINCIPAL OCCUPATION
                                                   OR EMPLOYMENT AND FIVE-YEAR
NAME AND CITIZENSHIP                                   EMPLOYMENT HISTORY
------------------------------------  -----------------------------------------------------
Lawrence E. Hicks...................  Vice President and Assistant Secretary, Conopco,
800 Sylvan Avenue                     Inc.; Vice President and General Counsel, Thomas J.
  Englewood Cliffs, NJ 07632          Lipton Co., since before February 1991.

Melvin H. Kurtz.....................  Vice President and Assistant Secretary, Conopco,
33 Benedict Place                     Inc.; Vice President, Secretary and General Counsel,
  Greenwich, CT 06830                 Chesebrough- Pond's USA Co., since before February
                                      1991.

Melinda M. Sweet....................  Vice President and Assistant Secretary, Conopco,
                                      Inc.; General Counsel, Senior Vice President, Lever
                                      Brothers Company, since December 1994; prior thereto,
                                      Associate General Counsel and Director Environmental
                                      Affairs, Lever Brothers Company.

Thomas J. Hoolihan*.................  Secretary, Conopco, Inc.; Assistant General Counsel
                                      of Unilever United States, Inc. since March 1995;
                                      Corporate Counsel of Unilever United States, Inc. and
                                      Senior Attorney of Lever Brothers Company from April
                                      1991 to February 1995; prior thereto, Senior Attorney
                                      of Lever Brothers Company.

Sunil Mehta (Canada)................  Treasurer, Conopco, Inc.; Treasurer, Unilever United
800 Sylvan Avenue                     States, Inc., since March 1992; prior thereto, Senior
  Englewood Cliffs, NJ 07632          Vice President, Unox Meats Canada, Division of
                                      Unilever Canada Limited.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and current principal occupation or employment of the directors and executive officers of the Purchaser. The business address of each such director and executive officer is Conopco Acquisition Company, Inc. in care of Conopco, Inc., 390 Park Avenue, New York, NY 10022. Unless otherwise indicated, all such directors and executive officers listed below are citizens of the United States. Directors are indicated by an asterisk.

                                                  PRESENT PRINCIPAL OCCUPATION
                                                   OR EMPLOYMENT AND FIVE-YEAR
NAME AND CITIZENSHIP                                   EMPLOYMENT HISTORY
------------------------------------  -----------------------------------------------------
Mart Laius*.........................  President, Conopco Acquisition Company, Inc.; Vice
                                        President, Corporate Development and Administrative
                                        Services, Unilever United States, Inc., since 1995;
                                        prior thereto, Director, Corporate Development,
                                        Unilever United States, Inc.

Ronald M. Soiefer*..................  Vice President, Conopco Acquisition Company, Inc.;
                                      Vice President, General Counsel and Secretary of
                                        Unilever United States, Inc. since January 1996;
                                        Deputy General Counsel of Unilever United States,
                                        Inc. from April 1995 to December 1995; Associate
                                        General Counsel of Unilever United States, Inc.
                                        from June 1994 to March 1995; Vice President--Law
                                        of GAF Corporation (International Specialty
                                        Products) from March 1992 to May 1994; prior
                                        thereto, Senior Vice President, General Counsel and
                                        Secretary of The Oxford Energy Company.

                                                  PRESENT PRINCIPAL OCCUPATION
                                                   OR EMPLOYMENT AND FIVE-YEAR
NAME AND CITIZENSHIP                                   EMPLOYMENT HISTORY
------------------------------------  -----------------------------------------------------
Thomas J. Hoolihan*.................  Secretary, Conopco Acquisition Company, Inc.;
                                        Assistant General Counsel of Unilever United States,
                                        Inc. since March 1995; Corporate Counsel of
                                        Unilever United States, Inc. and Senior Attorney of
                                        Lever Brothers Company from April 1991 to February
                                        1995; prior thereto, Senior Attorney of Lever
                                        Brothers Company.

Jeffrey W. Allgrove.................  Treasurer, Conopco Acquisition Company, Inc.; Vice
United Kingdom                          President, Finance of Unilever United States, Inc.
                                        since June 1992; prior thereto, Vice President,
                                        Finance of Unichema International.

David Strickland, Jr. ..............  Assistant Secretary, Conopco Acquisition Company,
                                        Inc.; Assistant General Counsel of Unilever United
                                        States, Inc. since November 1995; prior thereto,
                                        Assistant General Counsel, Thomas J. Lipton
                                        Company.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK


            By Mail:                                       By Hand:
  Morgan Guaranty Trust Company                  Morgan Guaranty Trust Company
    Corporate Reorganization                              of New York
           PO Box 8216                           c/o BancBoston Trust Company
      Boston, MA 02266-8216                         55 Broadway, 3rd Floor
                                                      New York, NY 10006
                                                  Attn: Stock Transfer Window

      By Overnight Courier:                       By Facsimile Transmission:
  Morgan Guaranty Trust Company                         (617) 774-4519
  c/o State Street Corporate
      Reorganization                                 Confirm by Telephone:
        2 Heritage Drive                                (617) 774-4501
       N. Quincy, MA 02171

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               Morrow & Co., Inc.

                                909 Third Avenue
                                   20th Floor
                               New York, NY 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061
                           Banks and Brokerage Firms
                                  please call:
                                 (800) 662-5200

                      The Dealer Manager for the Offer is:

                              MORGAN STANLEY & CO.
                                  Incorporated

                                 1585 Broadway
                               New York, NY 10036
                                 (212) 761-7622